UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported) August 23, 2004

_________________

MEADE INSTRUMENTS CORP.

(Exact Name of Registrant as Specified in Charter)

Delaware	0-22183	95-2988062
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

6001 Oak Canyon, Irvine, CA		92618
(Address of principal executive offices)		(Zip Code)

(949) 451-1450
Registrant’s telephone number, including area code

Not Applicable(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02 DEPARTURE OF DIRECTORS OR PRINCIPAL OFFICERS; ELECTION OF DIRECTORS; APPOINTMENT OF PRINCIPAL OFFICERS.
SIGNATURES

Item 5.02 DEPARTURE OF DIRECTORS OR PRINCIPAL OFFICERS; ELECTION OF DIRECTORS; APPOINTMENT OF PRINCIPAL OFFICERS.

(d) Effective August 23, 2004, the Board of Directors of Meade Instruments Corp. (the “Company”) elected Frederick H. Schneider as a new member of the Company’s Board of Directors. Mr. Schneider will also serve as a member of the Company’s Audit Committee.

Mr. Schneider is a licensed CPA. From 1978 to 1994 Mr. Schneider was employed by KPMG Peat Marwick which included five years as an audit and due diligence partner. From 1994 to 1998 Mr. Schneider served as chief financial officer and principal of Leonard Green & Partners, L.P., a Los Angeles-based private equity firm. From 1998 to 1999 he was a consultant and acting chief financial officer of CPU, Inc., a privately held fulfillment, packaging and media duplication and distribution company. Since 2000, Mr. Schneider has been a private investor and consultant specializing in mergers and acquisitions and financial reporting and analysis. Mr. Schneider serves as a director and chairman of the audit committee of Sport Chalet. Inc., a sporting goods retailer. He also serves as a director and a member of the audit committee of Skechers U.S.A., Inc., a manufacturer of footwear.

Mr. Schneider was elected by the Company’s Board of Directors as a Class III director to serve for a term expiring at the Company’s Annual Meeting of Stockholders in 2007, or until his successor has been duly elected and qualified. The Company’s Board of Directors has determined that Mr. Schneider is “independent” under the applicable rules of Nasdaq.

SIGNATURES

     Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: August 25, 2004	MEADE INSTRUMENTS CORP.

/S/ MARK D. PETERSON

Mark D. Peterson
Senior Vice President and General Counsel